UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 1, 2009

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kathryn Falberg has been appointed Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”), effective December 1, 2009. In such capacity, Ms. Falberg will serve as Jazz Pharmaceuticals’ principal financial officer. Prior to joining Jazz Pharmaceuticals, Ms. Falberg, age 49, served as Chief Financial Officer and Chief Operating Officer of ARCA biopharma, Inc., a biopharmaceutical company, since February 2009. From 2001 to 2009, she served as a consultant to and a board member of various companies in the biotechnology and high technology industries. Ms. Falberg previously held various positions with Amgen Inc., a global biotechnology company, from 1995 to 2001, most recently as its Senior Vice President Finance, Strategy and Chief Financial Officer. Ms. Falberg serves on the boards of QLT, Inc. and Halozyme Therapeutics, Inc., both biopharmaceutical companies. Ms. Falberg received her B.A. in economics and her M.B.A. from UCLA.

Under the terms of the offer letter from Jazz Pharmaceuticals to Ms. Falberg (the “Offer Letter”), Ms. Falberg will receive an initial base salary of $365,000 per year and a hiring bonus of $30,000. Ms. Falberg will be eligible under the Jazz Pharmaceuticals’ cash bonus plan for an annual bonus targeted at 40% of her base salary, dependent on Jazz Pharmaceuticals’ achievement of its corporate objectives, as determined by the Board of Directors of Jazz Pharmaceuticals. Jazz Pharmaceuticals will grant Ms. Falberg an option to purchase 100,000 shares of Jazz Pharmaceuticals common stock under its 2007 Equity Incentive Plan (the “2007 Plan”) having an exercise price equal to the fair market value of the common stock on the grant date, which shares subject to the option will vest over four years, with 25% vesting one year after her employment start date and the remainder vesting in equal monthly installments thereafter. Pursuant to the form of option agreement under the 2007 Plan (the “2007 Plan Option Agreement”), the vesting of such option will be subject to acceleration in full in the event that Ms. Falberg’s service is terminated, actually without cause or constructively, within 12 months following, or one month prior to, the effective date of certain specified change in control transactions. Ms. Falberg will also become a party to Jazz Pharmaceuticals’ Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Severance Benefit Plan”) pursuant to which Ms. Falberg will be entitled to certain specified severance benefits in the event that her employment is terminated, actually without cause or constructively, within 12 months following a change in control and assuming all of the other conditions of the Severance Benefit Plan are met. Such severance benefits include a single lump sum cash payment as determined under the Severance Benefit Plan (generally equal to 15 months of salary and bonus), full payment of all applicable COBRA premiums for up to 15 months, and acceleration in full of the vesting and exercisability, and termination of any repurchase rights, with respect to outstanding options and other equity awards then held by Ms. Falberg. In addition, Ms. Falberg and Jazz Pharmaceuticals have entered into Jazz Pharmaceuticals’ standard indemnity agreement (the “Indemnity Agreement”) which requires Jazz Pharmaceuticals to indemnify Ms. Falberg, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Ms. Falberg as a result of being made a party to certain actions, suits, proceedings and the like by reason of her position as an officer of Jazz Pharmaceuticals. The foregoing is only a brief description of the above-specified compensatory arrangements, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Offer Letter that is filed as Exhibit 10.92 to this Current Report on Form 8-K, as well as the 2007 Plan, the form of 2007 Plan Option Agreement, the Severance Benefit Plan and the form of Indemnity Agreement that were previously filed as exhibits to Jazz Pharmaceuticals filings with the Securities and Exchange Commission.

In connection with Ms. Falberg’s appointment, Joan E. Colligan has stepped down as Jazz Pharmaceuticals’ Acting Principal Financial Officer, effective on Ms. Falberg’s start date, December 1, 2009, but continues to serve as Jazz Pharmaceuticals’ Controller and Principal Accounting Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Number	Description

10.92	Offer Letter from Jazz Pharmaceuticals, Inc. to Kathryn Falberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ CAROL A. GAMBLE
Carol A. Gamble
Senior Vice President, General Counsel and Corporate Secretary

Date: December 3, 2009

EXHIBIT INDEX

Number	Description

10.92	Offer Letter from Jazz Pharmaceuticals, Inc. to Kathryn Falberg.